Exhibit 15

Awareness of PricewaterhouseCoopers

May 14, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 1999 on our review of interim financial information of Pharmacia & Upjohn (the "Company") as of and for the period ended March 31, 1999 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's Form S-8 Registration Statement (No. 333-74783) dated March 22, 1999, (No. 333-74785) dated March 22, 1999, (333-76659) dated April 20, 1999, (No.
333-76657) dated April 20, 1999, and (No. 333-03109) dated May 3, 1996.

Very truly yours,



PricewaterhouseCoopers LLP




















                                       22